THE POTASH CORPORATION OF SASKATCHEWAN INC.
               DEFERRED SHARE UNIT PLAN FOR NON-EMPLOYEE DIRECTORS

Section 1.  Purpose

The Potash Corporation of Saskatchewan Inc. Deferred Share Unit Plan for Non-Employee Directors (the "Plan") is intended to enhance the Corporation's ability to attract and retain highly qualified individuals to serve as members of the Board and to promote a greater alignment of interests between non-employee members of the Board and the shareholders of the Corporation.

Section 2.  Definitions

In this Plan, the following expressions shall have the following meanings:

     (a) "Aggregate Purchase Price" has the meaning assigned thereto in Section 8 hereof;

     (b) "Agreement" means the agreement, in the form recommended by the Committee and as approved by the Board, as it may be amended from time to time, entered into by the Corporation and an Eligible Director pursuant to Section 6 hereof in connection with all of the Share Units which shall be credited to a Participant's account under the Plan and setting forth the related rights and obligations of the Corporation and of the Eligible Director;

     (c) "Annual Retainer Fee" means the amount, expressed in dollars, of the annual retainer fee which would, but for the Plan, be payable in cash by the Corporation to an Eligible Director for one year of service as a member of the Board, beginning on the date of the annual general meeting of the Corporation at which an Eligible Director is elected and ending on the date immediately preceding the date of the following annual general meeting of the Corporation, and for greater certainty, Annual Retainer Fee shall exclude any other fee which may be payable by the Corporation to the Eligible Director.

     (d)  "Board" means the Board of Directors of the Corporation;

     (e) "Broker" means a broker who is independent from the Corporation and who is a member of the stock exchange which is relevant for determining the value of the Share Units;

     (f) "Committee" means the committee of directors of the Corporation generally responsible for compensation related matters;

     (g) "Common Share" means a common share without nominal or par value of the Corporation;

     (h)  "Corporation" means Potash Corporation of Saskatchewan Inc.;

     (i) "Effective Date" has the meaning assigned thereto in Section 11 hereof;

     (j) "Elected Percentage" has the meaning assigned thereto in Section 5 hereof;

     (k) "Election Expiry Date" has the meaning assigned thereto in Section 5 hereof;

     (l) "Eligible Director" has the meaning assigned thereto in Section 4 hereof;

     (m) "Entitlement Date" has the meaning assigned thereto in Section 8 hereof;

     (n) "Market Value" on any particular day means the market value of one Common Share on such day which, (1) for Eligible Directors resident in Canada, shall be calculated on the basis of the closing price for a board lot of Common Shares on The Toronto Stock Exchange on that day, or if at least one board lot of Common Shares shall not have been traded on The Toronto Stock Exchange on that day, on the immediately preceding day for which at least one board lot was so traded, and (2) for all other Eligible Directors, shall be calculated on the basis of the closing price for a round lot of Common Shares on the New York Stock Exchange on that day, or if at least one round lot of Common Shares shall not have been traded on the New York Stock Exchange on that day, on the immediately preceding day for which at least one round lot was so traded; or if, at any time, the Common Shares are no longer listed on such stock exchange, then the Market Value shall be calculated on the basis of the closing price, on the aforesaid day, for a board or round lot of Common Shares on the stock exchange on which the Common Shares are listed and had the greatest volume of trading on that particular day;

     (o) "Participant" means an Eligible Director who has been awarded or paid Share Units under the Plan;

     (p) "Plan" means The Potash Corporation of Saskatchewan Inc. Deferred Share Unit Plan for Non-Employee Directors, as amended from time to time;

     (q) "Price per Common Share" has the meaning assigned thereto in Section 8 hereof;

     (r) "Quarter" means any of the four quarters, of any financial year, of the Corporation, currently ending on March 31, June 30, September 30 and December 31;

     (s) "Quarterly Retainer Payment" means the amount, expressed in dollars, representing twenty-five percent (25%) of the Annual Retainer Fee which would, but for the Plan, be payable in cash on the last day of each Quarter by the Corporation to an Eligible Director, or if, with respect to any Quarter, an Eligible Director has served during the applicable term as a member of the Board of Directors for a number of days that is less than the full Quarter, the amount, expressed in dollars, which is the product of: (1) the quotient determined by dividing: (A) the number of days in the particular Quarter during the term in which the Eligible Director served as a member of the Board, by (B) the aggregate number of days in the particular Quarter; and (2) the amount, expressed in dollars, of the Quarterly Retainer Payment which would otherwise have been payable for such Quarter had the Eligible Director served as a member of the Board for the full Quarter or the applicable term during which the Eligible Director served as a member of the Board been extended for the full Quarter.

     (t) "Reference Date", with respect to any Quarter, means the date which shall be used to determine, on a quarterly basis, the Market Value of a Common Share for purposes of determining the number of Share Units to be credited, for such Quarter, to a Participant's account pursuant to Section 5 hereof, which date shall be, unless otherwise determined by the Committee and approved by the Board, the last trading day of such Quarter on which the Market Value of a Common Share may be determined or, if a Participant's Termination of Board Service occurs during the Quarter prior to such last trading date, the date of Termination of Board Service of the Participant, provided that if the date of Termination of Board Service is not a trading day on which the Market Value of a Common Share may be determined, the Reference Date shall be the immediately preceding trading day on which such Market Value may be determined.

     (u) "Share Unit" means a unit credited by means of a bookkeeping entry on the books of the Corporation to a Participant's account in accordance with the terms and conditions of the Plan;

     (v) "Subsidiary" means any corporation a majority of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Corporation; and

     (w) "Termination of Board Service" shall mean the earliest date on which both of the following conditions are met: (1) the Participant has ceased to be a member of the Board or of the Board of Directors of any Subsidiary of the Corporation for any reason whatsoever, including the death of a Participant; and (2) the Participant is neither an employee of the Corporation or of a Subsidiary of, nor a member of the Board of Directors of the Corporation or of the Board of Directors of any Subsidiary of the Corporation.

Section 3.  Administration of the Plan

Subject to Section 5, Section 6, Section 8, Section 10 and Section 12 hereof, the Plan shall be administered by the Committee, the whole subject to applicable corporate and securities law requirements and the Committee shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations (including those with respect to the holding of meetings by telephone and/or video conference) and to make such other determinations as it deems necessary or desirable for the administration of the Plan. All actions taken and decisions made by the Committee shall, subject to confirmation by the Board where required, be final, conclusive and binding on all parties concerned, including, but not limited to, a Participant and such Participant's beneficiaries and legal representatives, the Corporation and its Subsidiaries, their employees and shareholders. All expenses of administration of the Plan shall be borne by the Corporation, including any reasonable brokerage fees relating to the purchase of Common Shares under the Plan.

Section 4.  Eligibility

The Plan shall apply to all members of the Board who, at the time of any discretionary grant described in Section 5(a) below or at the time of execution of the Agreement and at all times thereafter while they continue to serve as a member of the Board, as the case may be, are not employees of the Corporation or of any Subsidiary of the Corporation ("Eligible Directors").

A Participant who becomes an employee of the Corporation or a Subsidiary of the Corporation shall no longer be eligible to receive Share Units under the Plan. In that case, starting with the Quarter in which the Participant became such an employee, all of his or her future Quarterly Retainer Payments, if any, shall be paid in cash. However, Share Units already credited to such person's account shall remain governed by the Plan for so long as there has been no Termination of Board Service with respect to such person.

Section 5. Discretionary Grant of Deferred Share Units and Election for Deferral of Annual Retainer Fee

Share Units may be awarded or paid to an Eligible Director in the following circumstances and on the following conditions:

         (a) Discretionary Grant of Deferred Share Units

             Subject to confirmation by the Board, the Committee may recommend that Share Units be awarded to an Eligible Director and shall recommend the number of Share Units to be awarded to such Eligible Director. The Committee shall, subject to confirmation by the Board, recommend the effective date of each grant of Share Units and each grant shall be confirmed in writing by the Corporation to a Participant.

         (b) Election for Deferral of Annual Retainer Fees

             An Eligible Director may elect, with respect to any particular calendar year, to be paid up to one hundred percent (100%) of the Annual Retainer Fees otherwise payable to such Eligible Director in cash in that calendar year in the form of Share Units. In order to elect to participate in the Plan with respect to any particular calendar year, an Eligible Director shall, on or before the date that is the last business day of the calendar year ending immediately before the particular calendar year to which the Annual Retainer Fees relate (the "Election Expiry Date"), complete and deliver to the Corporation a written election specifying, in percentage form (the "Elected Percentage"), the extent to which such Eligible Director elects to participate in the Plan for the particular calendar year. Such election may be revoked or modified if written notification of such revocation or modification is received by the Corporation before the Election Expiry Date. Subject to confirmation by the Board, the Committee may substitute a new date for the Election Expiry Date, provided that such new date shall apply solely to the Annual Retainer Fees earned for services rendered after such new date.

             In order for an Eligible Director to participate in the Plan in the calendar year in which such Eligible Director is first elected or appointed to the Board, the Eligible Director shall, before the earlier of: (i) the date that is thirty days after the date the Eligible Director is first elected or appointed to the Board; and
             (ii) the last business day of the particular Quarter in which the Eligible Director is first elected or appointed to the Board, complete and deliver to the Corporation a written election specifying the Eligible Director's Elected Percentage. Such election may be revoked or modified if written notification of such revocation or modification is received by the Corporation before the earlier of (i) and (ii) above.

             The number of Share Units (including fractional Share Units) to be credited on a quarterly basis to an Eligible Director's account under Section 9 hereof with respect to any particular Quarter shall be equal to the quotient determined by dividing: (1) the Elected Percentage, expressed in Canadian dollars for Eligible Directors resident in Canada and expressed in U.S. dollars for all other Eligible Directors, of the Eligible Director's Quarterly Retainer Payment which would, but for the Plan, have been paid in cash with respect to such Quarter, by (2) the Market Value of a Common Share on the Reference Date for such Quarter.

Section 6.  Execution of Agreement

Each Eligible Director shall, as soon as practicable after the Effective Date, or, in the case of Eligible Directors who shall become members of the Board after such date, as soon as practicable after the date on which his or her term as a member of the Board commenced, enter into an Agreement with the Corporation. Such Agreement shall set out certain rights and obligations of the parties thereto with respect to all of the Share Units which shall, under the Plan, be credited to the account of a Participant, and shall remain in full force and effect until all such Share Units shall have been cancelled.

Section 7.  Dividendlike Amounts

A Participant's account shall, from time to time during the term of the Participant's Agreement, including the period following the Participant's Termination of Board Service and until the Entitlement Date referred to in
Section 8 hereof, be credited with additional Share Units, the number of which shall be equal to the quotient determined by dividing: (1) the product determined by multiplying: (a) one hundred percent (100%) of the amount of each dividend declared and paid by the Corporation on its Common Shares, on a per share basis (excluding stock dividends, but including dividends which may be paid in cash or in shares at the option of the shareholder), converted into Canadian dollars for Participants resident in Canada, by (b) the number of Share Units recorded in the Participant's account on the record date for the payment of such dividend, by (2) the Market Value of a Common Share on the payment date of such dividend, with fractions computed to four decimal places.

Section 8.  Payment of Share Units

Except as may be determined by the Committee, and approved by the Board, or except as set forth below in this Section 8, the entitlement date ("Entitlement Date") of a Participant with respect to whom Termination of Board Service has occurred shall be the fourth trading day following the release of the Corporation's quarterly or annual results immediately following Termination of Board Service by the Participant. In no event shall the Entitlement Date occur later than the end of the first calendar year commencing after Termination of Board Service by the Participant. A Participant shall receive no later than the end of the first calendar year commencing after Termination of Board Service by the Participant, at the discretion of the Committee, and as approved by the Board, in satisfaction of the number of Share Units recorded in the Participant's account on the Entitlement Date: (1) a number of Common Shares to be purchased on the open market equal to the number of Share Units then recorded in the account of the Participant, or as may be adjusted pursuant to Section 19 hereof, and reduced by any applicable withholding taxes and other source deductions reflected in the form of Share Units, required by law to be withheld by the Corporation in connection with the total payments made in satisfaction of the Participant's Share Units; or (2) a cash payment equal to the product determined by multiplying: (a) the number of Share Units then recorded in the account of the Participant, by (b) the Market Value of a Common Share on the Entitlement Date, net of applicable withholdings. No payment of Share Units shall be made by the Corporation to a Participant under the Plan until Termination of Board Service has occurred with respect to such Participant.

Where the Corporation's Common Shares are to be purchased on the open market, the Corporation shall notify the Broker on the Entitlement Date as to the number of Common Shares to be purchased by the Broker on behalf of the Participant. As soon as practicable thereafter, the Broker shall purchase on the open market the number of Common Shares which the Corporation has requested the Broker to purchase and notify the Participant and the Corporation of: (1) the aggregate purchase price ("Aggregate Purchase Price") of the Common Shares, (2) the purchase price per Common Share or, if the Common Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per Common Share ("Price per Common Share"), (3) the amount of any related reasonable brokerage commission, and (4) the settlement date for the purchase of the Common Shares. On the settlement date, upon payment of the Aggregate Purchase Price and related reasonable brokerage commission by the Corporation, the Broker shall deliver to the Participant or to his legal representative the certificate representing the Common Shares. Regardless of whether a cash payment or Common Shares of the Corporation are used to satisfy the Participant's Share Unit entitlement, any entitlement to fractional Share Units shall be paid in cash based on the Price per Common Share, net of applicable withholdings.

Section 9.  Participant's Account

The Corporation shall maintain in its books an account for each Plan Participant recording at all times the number of Share Units standing to the credit of the Participant. Upon payment in satisfaction of Share Units, such Share Units shall be cancelled. A written confirmation of the balance in the account shall be mailed by the Corporation to the Participant at least annually.

Section 10. Deferral of Other Fees

The Committee may, at its discretion, subject to confirmation by the Board, extend the Plan to cover fees other than Annual Retainer Fees and thereby allow an Eligible Director to elect to receive such other fees which would otherwise be payable in cash in any particular calendar year, in the form of Share Units. In the event such extension should occur, the election shall be made on or before the date that is the last business day of the calendar year ending immediately before the particular calendar year to which such fees relate. In order for an Eligible Director to make the election in the calendar year in which such Eligible Director is first elected or appointed to the Board, the Eligible Director shall complete and deliver to the Corporation his or her written election, before the earlier of: (i) the date that is thirty days after the date the Eligible Director is first elected or appointed to the Board; and
(ii) the day the Eligible Director first becomes entitled to receive payment of such other fees. Any such payment in the form of Share Units shall be subject to such conditions as the Committee may impose.

Section 11. Effective Date of the Plan

The effective date of the Plan (the "Effective Date") shall be the date on which an advance income tax ruling is received from the Canada Customs and Revenue Agency confirming to the satisfaction of the Board that the Plan is "a prescribed plan or arrangement" as described in paragraph 6801(d) of the Income Tax Regulations.

Section 12. Amendments to, Suspension or Termination of, the Plan

The Board may from time to time amend, suspend or terminate the Plan in whole or in part. However, any such amendment, suspension or termination shall not adversely affect the rights of any Participant under any Agreement existing at the time of such amendment, suspension or termination without the consent of the affected Participant. Notwithstanding the foregoing, any amendment or termination of the Plan shall be such that the Plan continuously satisfies the requirements of Regulation 6801(d) of the Act or any successor provision thereto.

If the Board terminates the Plan, prior awards of Share Units shall, at the discretion of the Board, either (1) become immediately payable in accordance with the terms of the Plan in effect at such time, or (2) remain outstanding and in effect and paid in due course in accordance with their applicable terms and conditions.

Section 13. Purchases on the Open Market

Where, pursuant to the Plan, the Corporation's Common Shares are to be purchased in satisfaction of a Participant's Share Units, such purchases shall be made on the open market by a Broker. Upon designation of a Broker or at any time thereafter, the Corporation may elect to provide the designated Broker with a letter agreement to be executed by the Broker and entered into with the Participant and to which the Corporation would also be a party, setting forth, inter alia, (1) the Broker's concurrence to being so designated, to acting for the Participant's account in accordance with customary usage of the trade with a view to obtaining the best share price for the Participant, and to delivering to the Participant or his/her legal representative the share certificate for the Common Shares purchased upon payment by the Corporation of the purchase price and related reasonable brokerage commission, and (2) the Corporation's agreement to notify the Broker of the number of Common Shares to be purchased and to pay the purchase price and the related reasonable brokerage commission, provided however that no terms of said letter agreement shall have the effect of making the Broker or deeming the Broker to be an affiliate of (or not independent from) the Corporation for purposes of any applicable corporate, securities or stock exchange requirement.

Section 14. Rights of Participants

Except as specifically set out in the Plan or an Agreement, no Eligible Director, Participant or other person shall have any claim or right to any Common Shares deliverable in payment of Share Units granted pursuant to the Plan.

Under no circumstances shall Share Units be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of the Common Shares, nor shall any Participant be considered the owner of the Common Shares until after the date of the purchase of such Common Shares on the open market.

Neither the Plan nor any grant thereunder shall be construed as granting a Participant a right to be retained as a member of the Board or as a member of the board of directors of any Subsidiary or a claim or right to any future grants of Share Units.

Section 15. Death of Participant

In the event of a Participant's death, any and all Share Units then credited to the Participant's account shall become payable to the Participant's estate in accordance with Section 8 hereof.

Section 16. Compliance with Applicable Laws

Any obligation of the Corporation with respect to its Common Shares pursuant to the terms of the Plan is subject to compliance with all applicable laws. The Participant shall comply with all such laws and furnish the Corporation with any and all information and undertakings as may be required to ensure compliance therewith.

Section 17. Withholding Taxes

The Corporation shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder.

Section 18. Transferability

In no event may the rights or interests of a Participant under the Plan be assigned, encumbered, pledged, transferred or alienated in any way, except to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or by the laws of succession and distribution.

Section 19. Alteration of Number of Share Units Subject to the Plan

In the event of the declaration of any dividend declared upon the Common Shares payable in Common Shares, a subdivision, stock-split, consolidation, reclassification, exchange, capital reorganization or other change with respect to the Common Shares, or a merger, consolidation, spin-off or other distribution (other than ordinary course cash dividends) of the Corporation's assets to its shareholders or similar business transaction affecting the Common Shares, the number of Share Units then recorded in the Participant's account shall be adjusted in such manner, if any, as the Board may in its discretion deem appropriate to reflect the event. However, no amount will be paid to, or in respect of, an Eligible Director under the Plan or pursuant to any other arrangement, and no Share Units will be granted to such Eligible Director to compensate for a downward fluctuation in the price of the Common Shares, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Director for such purpose.

Section 20. Unfunded Plan

Unless otherwise determined by the Committee and approved by the Board, the Plan shall be unfunded until payment of the Share Units under Section 8 hereof.

The Corporation's obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets and no Participant or other person shall have any right to any specific assets of the Corporation. The Corporation shall not segregate any assets for the purpose of funding its obligations with respect to the Share Units credited hereunder and shall not be deemed to be a trustee of any amounts to be distributed or paid pursuant to the Plan. No liability or obligation of the Corporation shall be deemed to be secured by any pledge of, or encumbrance on, any property of the Corporation.

Section 21. Governing Law

The Plan shall be governed by and interpreted in accordance with the laws in force in the province of Saskatchewan.